Exhibit 99.1

FOR IMMEDIATE RELEASE:

Onstream Media Regains NASDAQ Compliance

POMPANO BEACH, FL, April 22, 2010 - Onstream Media Corporation (NASDAQ: ONSM), a leading online service provider of live and on-demand digital media communications and applications, today announced that it received a letter on April 21, 2010, from The NASDAQ Stock Market (“NASDAQ”) stating that Onstream is now in compliance with all applicable requirements for continued listing and that, accordingly,  NASDAQ has determined to continue the listing of Onstream's securities on The NASDAQ Capital Market. Onstream’s common stock is now trading under the temporary symbol ONSMD. The trading symbol is scheduled to revert back to ONSM on May 4, 2010.

About Onstream Media

Onstream Media Corporation (Nasdaq: ONSM) is a leading online service provider of live and on-demand Internet broadcasting, corporate web communications and virtual marketplace technology. Onstream Media's innovative Digital Media Services Platform (DMSP) provides customers with cost effective tools for encoding, managing, indexing, and publishing content via the Internet. The DMSP provides intelligent delivery and syndication of video advertising, streaming video, mobile streaming and supports pay-per-view for online video and other rich media assets. The DMSP also provides an efficient workflow for transcoding and publishing user-generated content in combination with social networks and online video classifieds, utilizing Onstream Media's patent-pending Auction Video™ technology. The company’s MarketPlace365™ solution enables publishers, associations, trade show promoters and entrepreneurs to rapidly and cost effectively self-deploy their own profitable, online virtual marketplaces.  In addition, Onstream Media provides live and on-demand webcasting, webinars, web and audio conferencing services. To date, almost half of the Fortune 1000 companies and 78% of the Fortune 100 CEOs and CFOs have used Onstream Media's services. Select Onstream Media customers include: AAA, Bonnier Corporation, Dell, Disney, Georgetown University, National Press Club, PR Newswire, Shareholder.com (NASDAQ), Sony Pictures and the U.S. Government. Onstream Media's strategic relationships include Akamai, Adobe, BT Conferencing, eBay and Qwest. For more information, visit Onstream Media at www.onstreammedia.com or call 954-917-6655.

CONTACTS:

Onstream Media:	Investor Relations:
Chris Faust	Brett Maas
FastLane Communications	Hayden IR
973-226-4379	646-536-7331
cfaust@fast-lane.net	brett@haydenir.com

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